BRF S.A.

A Public Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

Announcement to the Market

BRF S.A. (“BRF” or "Company") (BM&FBovespa: BRFS3; NYSE: BRFS), pursuant to the article 12, of CVM Instruction 358, of January 3, 2002, announces that it has received a notification from GIC Private Limited, a company with registered headquarters at 168 Robinson Road, #37-01, Capital Tower, Singapore, 068912, registered with CNPJ/MF under No. 07.140.943/0001-69, legally represented by Citibank Distribuidora de Títulos e Valores Mobiliários S.A., registered with CNPJ/MF under No. 33.868.597/0001-40 (“Notification” and “GIC”, respectively), informing that, on May 4, 2017, its participation in the Company reached, in the aggregate, 51,913,800 common shares, which corresponds to approximately 6.39% of the totality of common shares issued by the Company.

GIC also stated that (i) its interest in BRF extends only as far as mantaining a diversified trading portfolio and the increase of its shareholding is exclusively derived from a corporate reorganization carried out within its investment channel into the Company as detailed in the Notification herewith attached; therefore, it has no intention to control the Company or change its currents management structures of BRF and (ii) it is not a party to any agreement or contract regulating the right to vote regarding the securities issued by BRF.

The Company enhances that it does not have a defined shareholding control, being its shares dispersed on the market in general.

The original of the Notification is filed at the Company’s headquarters.

São Paulo, May 9, 2017.

Pedro de Andrade Faria

Global Chief Executive, Financial and Investor Relations Officer

5 May 2017

Attn:
Pedro de Andrade Faria
Investor Relations Director
BRF S.A.
R Hungria. 1400 - 5° Floor
1455000 City: Sao Paulo
State: SP Sao Paulo
Brazil

Dear Sir,

OFFICIAL STATEMENT-POSITION IN BRF S.A. SHARES

     Pursuant to Article 12 of CVM Instruction no. 358, we, GIC Private Limited ("GIC") are required to notify BRF S.A. that our aggregate holdings in BRF S.A. Shares (ISIN: BRBRFSACNOR8) and its ADR (ISIN: US10552T1079) crossed the 5% disclosure limit as of 4 May 2017. The table below indicates the details of our holdings:

Passenger Ace Name	Qualification	Tax ID	Holdings	% Holdings*
Government of Sinqapore	Legal entity incorporated outside Brazil	08. 765.815/0001-73	23,465,859	2.89%
Monetary Authority of Singapore	Legal entity incorporated outside Brazil	05.840.118/0001-41	8,476,072	1.04%
Fireflies	Legal entity		19,971,869	2.46%
LLC	incorporated outside Brazil
		Total Holdings	51,913,800	6.39%
Legal Representative Full name: Citibank Distribuidora de Titulos e Valores Mobiliarios S.A. Tax ID: 33.868.597/0001-40

* Based on number of shares of 812,473,246

     Other than the shareholding detailed above, we do not hold, directly or indirectly, any other shares, rights over shares, other securities, or financial derivative instruments referenced to shares on BRF S.A. as of today.

CIC Private Limited
168 Robinson Road #37-0 I Capital Tower Singapore 068912 Tel: (65) 6889 8888
Company Registration No.: 198102265N

     Please be informed that our interest in BRF S.A. extends only as far as maintaining a diversified trading portfolio and the increase of our shareholding is exclusively derived from a corporate reorganization carried out within our investment channel into the Company as follows: the Investment Advisor and general partner of a certain special purpose fund agreed to the withdrawal of Fireflies LLC from such special purpose fund, upon Fireflies' request, and to the dissolution of such special purpose fund. The withdrawal of Fireflies from the Special Purpose Fund was effected by a distribution of Shares in kind from the Special Purpose Fund to Fireflies, which distribution was required to take place no later than the fifth business day after the earlier of (i) the Issuer's Annual General Meeting of 2017 which occurred on April 26, 2017 and (ii) April 30, 2017. In connection with such withdrawal and dissolution, on May 4, 2017, Fireflies received an in-kind distribution of an aggregate of 19,971,869 Shares.

     Having said that, we have no intention to control the Company or change its current management structures of BRF S.A.

     Furthermore, at the date hereof, we are not a party to any agreement or contract regulating the right to vote regarding the securities issued by BRF S.A.

     Finally, we would be grateful if you would forward this statement to the Comtsseo de Va/ores Mobiliarios, Bovespa.

     Please do not hesitate to contact Mr Jimmy Teo at 65-68898787 or GrplODSubshare@gic.com.sg should you require any further information or clarification.

Thank you for your kind attention.

Yours faithfully,